Rule 424(b)(3)
                                                    Registration No. 333-29297

                              BIG CITY BAGELS, INC.

                   SUPPLEMENT TO PROSPECTUS DATED JULY 9, 1997


         This Supplement to the Prospectus, dated July 9, 1997, of Big City Bagels, Inc. ("Company") provides current information with respect to the Company's franchising activity.

         On September 18, 1997, the Company announced that it had signed a seven store area development franchise agreement with Cross Creek Bagel Inc. of Fayetteville, North Carolina. The franchisee anticipates opening Big City Bagels drive-thru stores throughout Fayetteville, with the first location scheduled to open in November 1997. On September 22, 1997, the Company announced that it had signed a licensing agreement with Total Petroleum, Inc. (a public company traded on the American Stock Exchange) pursuant to which the licensee will open and operate full service Big City Bagels stores at Total Petroleum gasoline and convenience store stations. Following a short trial, the licensee intends to operate a minimum of seven full service Big City Bagels stores. The first store is expected to open in November 1997 in Superior, Colorado. On September 4, 1997 the Company terminated a twelve-store area development agreement it had entered into in 1996 providing for the opening of stores in Texas. The franchisee under that agreement had not opened a single store and, as a result, the Company terminated its relationship.

         The following table sets forth by location the number of currently opened company-owned stores and franchises and the number of franchises that have been sold but not yet opened:


                                                                 Franchises Sold                  Total
Location                                 Stores Open           But Not Yet Opened                Stores
Arizona............................           2(1)                     3                           5(1)
California.........................           9(2)                     3                           12(2)
Colorado...........................           0                        7                           7
Idaho..............................           1                        1                           2
Minnesota..........................           3                        9                           12
Nevada.............................           0                        1                           1
North Carolina.....................           0                        7                           7
Utah...............................           1(3)                     0                           1
Washington.........................           0                        2                           2
                                             ---                      ---                         ---
         Total.....................           16                       33                          49
-----------------------------

(1)      Includes two Company-owned stores.
(2)      Includes three Company-owned stores.
(3)      Includes one Company-owned store.




                The date of this Supplement is September 26, 1997


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